EXHIBIT 99.1

Contact:

Darrell J. Elliott Chairman and Chief Executive Officer Apex Bioventures Acquisition Corporation (604) 924-0349

K. Michael Forrest President and Chief Operating Officer Apex Bioventures Acquisition Corporation (650) 344-3029

FOR IMMEDIATE RELEASE

Apex Bioventures Acquisition Corporation
Signs Letter of Intent for Business Combination

Hillsborough, California December 15, 2008 – Apex Bioventures Acquisition Corporation (AMEX: PEX) announced today that, on December 13, 2008, it entered into a letter of intent with a company for a business combination. The parties to the letter of intent are currently conducting due diligence and anticipate signing a definitive agreement within the next 45 days. Apex will make an additional announcement in the event it enters into such a definitive agreement.  Pursuant to the provisions of Apex's Second Amended and Restated Certificate of Incorporation, Apex now has until June 13, 2009 to complete a business combination.  If Apex is unable to complete a business combination by June 13, 2009, it will then liquidate.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements related to the proposed business combination. These statements are based on current expectations and are subject to numerous risks, assumptions and uncertainties, many of which change over time and are beyond Apex’s control. There can be no assurance that Apex will enter into a definitive agreement relating to a business combination within the next 45 days or at all or that such business combination will be consummated by June 13, 2009.  Actual results may differ materially from those anticipated in any forward-looking statement and you should not place any undue reliance on such forward-looking statements. More detailed information about Apex and risk factors that may affect the realization of forward-looking statements, including forward-looking statements in this press release, is set forth in Apex's filings with the Securities and Exchange Commission. Apex urges investors and security holders to read those documents free of charge at the Commission's web site at http://www.sec.gov. Interested parties may also obtain these documents free of charge from Apex. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, Apex undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

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